Exhibit 99.1

Release date: July 22, 2010	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
THIRD QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JULY 22, 2010 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the fiscal quarter ended June 30, 2010.  Net income for the Company’s fiscal 2010 third quarter was $20,411,000, or $0.68 per share, compared to $18,068,000, or $0.60 per share, for the third fiscal quarter a year ago.  The fiscal 2010 third quarter included a favorable adjustment of $0.02 per share related to the closure of certain prior income tax periods.  The fiscal 2009 third quarter results included unusual charges of $0.03 per share, which primarily consisted of costs related to the consolidation of certain production operations within the Company’s Bronze segment, cost structure initiatives in certain of the Company’s other businesses and asset adjustments.

Consolidated sales for the quarter ended June 30, 2010 were $213,329,000, compared to $192,047,000 in the same quarter a year ago, representing an increase of 11.1%.  All of the Company’s segments reported higher sales for the current quarter.  Higher unit volumes in several segments and the impact of recent acquisitions were significant factors in the sales improvement.  Operating profit for the three months ended June 30, 2010 was $34,514,000, compared to $29,810,000 for the third quarter last year.  Operating profit for the current quarter included an increase in pension costs of $1,300,000 compared to a year ago.  Operating profit for the fiscal 2009 third quarter included approximately $2,100,000 (pre-tax) of the unusual charges noted above.  The increase in operating profit from a year ago primarily reflected the benefit of higher sales and the favorable impact of the Company’s fiscal 2009 cost structure initiatives.

Matthews International Corporation                                                                                       2 of 5                                                                July 22, 2010

Net income for the nine months ended June 30, 2010 was $49,338,000, or $1.64 per share, compared to $42,099,000, or $1.38 per share, for the same period last year.  Fiscal 2010 included the favorable income tax adjustment of $0.02 per share noted above.  Earnings for the first nine months last year were negatively affected by unusual items of $0.24 per share, which consisted of unusual charges of $0.28 per share offset partially by favorable income tax adjustments of $0.04 per share.  Last year’s unusual charges primarily represented costs related to the consolidation of certain production operations within the Company’s Bronze segment, cost structure initiatives in certain of the Company’s other businesses and asset adjustments.

Sales for the nine months ended June 30, 2010 were $607,168,000, compared to $580,695,000 in the same period last year, representing an increase of 4.6%.  The increase was primarily attributable to higher unit volume in several of the Company’s segments and the impact of recent acquisitions.  Operating profit for the nine months ended June 30, 2010 was $83,808,000, compared to $73,328,000 a year ago.  Operating profit for the current period included an increase in pension costs of $3,900,000 compared to a year ago.  Fiscal 2009 operating profit included approximately $12,800,000 (pre-tax) of the unusual charges noted above.

In discussing the fiscal 2010 third quarter results, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“We are pleased with our results for the fiscal 2010 third quarter.  Unit volumes increased in many of our businesses, which is an encouraging sign as higher sales and the benefit of our recent cost structure initiatives contributed nicely to the improvement in our results for the third quarter.  In addition, the results for the current year were achieved despite an increase in pension expense (non-cash) of approximately $0.03 per share for the quarter and $0.08 year-to-date over the comparable periods last year.

Based on available data, U.S. deaths were estimated to have declined approximately 1.5% in the fiscal 2010 third quarter compared to the same quarter a year ago, with casketed deaths (non-cremation) estimated to have declined almost 4%.  Despite these declines, sales for our Bronze and Casket segments were higher than a year ago.  While acquisitions were a significant factor in these increases, the Bronze segment reported an increase in unit volume for the fiscal 2010 third quarter compared to last year.  Excluding acquisitions, third quarter sales for the Casket segment were lower than a year ago, reflecting the lower casketed death rate.  Fiscal 2010 third quarter sales for the Cremation segment increased over the prior year primarily as a result of growth in European equipment sales and the recent acquisition of a small company in the U.K.

Matthews International Corporation                                                                                       3 of 5                                                                July 22, 2010

In the Brand Solutions Group, our Marking Products and Merchandising Solutions businesses reported sales growth for the fiscal 2010 third quarter, compared to a year ago, on higher unit volume.  For the Marking Products segment, sales of consumable products, such as inks, continued to improve during the quarter.  We are also beginning to see improvement in orders of equipment.  Sales for our Merchandising Solutions segment benefitted from an increase in projects from several customers, some of which had been delayed from previous quarters.  The improvement in operating profits for both of these businesses also reflected the benefit of recent cost structure initiatives.

Graphics Imaging segment sales for the fiscal 2010 third quarter were slightly higher than the same quarter last year.  On a year-to-date basis, the segment’s sales increased over 4% from the first nine months last year.  Sales growth in the segment’s German operations, particularly for Saueressig GmbH & Co. KG (acquired in May 2008), offset weakness in the U.S. business.  In addition, a small acquisition in Hong Kong in July 2009 contributed to the sales increase for fiscal 2010.  The operating margins of Saueressig continued to grow as a result of their cost structure improvements.”

Mr. Bartolacci further stated:  “In November 2009, we provided guidance that our fiscal 2010 earnings per share would approximate fiscal 2009, excluding unusual items.  Our results for the fiscal 2010 third quarter and year-to-date were slightly ahead of our internal expectations.  As a result, we are now projecting our results for fiscal 2010 to be slightly ahead of our original guidance.  We continue to remain cautious given the continued decline in U.S. deaths, uncertain economic conditions and recent volatility in the value of the Euro relative to the U.S. dollar.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.07 per share on the Company’s common stock for the quarter ended June 30, 2010.  The dividend is payable August 16, 2010 to stockholders of record August 2, 2010.

Matthews International Corporation                                                                                     4 of 5                                                      July 22, 2010

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; granite memorials; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, commodity costs, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                                                                                     5 of 5                                                      July 22, 2010

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Nine Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09
Sales	$213,329	$192,047	$607,168	$580,695
Operating Profit	34,514	29,810	83,808	73,328
Income before Taxes	32,220	28,455	79,036	64,987
Income Taxes	(11,011)	(9,645)	(27,876)	(22,069)
Net Income	21,209	18,810	51,160	42,918
Non-Controlling Interests	(798)	(742)	(1,822)	(819)
Net Income attributable to Matthews	$20,411	$18,068	$49,338	$42,099
Earnings per Share – Diluted	$0.68	$0.60	$1.64	$1.38
Weighted Average Shares	29,837,461	30,222,110	30,047,057	30,503,758